  Exhibit 99.1

Novume Intends to Acquire OpenALPR Technology, Inc.

Disruptive Artificial Intelligence-Based Software Application Enables Automated License Plate Reading Using Nearly Any IP Camera System

CHANTILLY, VA / ACCESSWIRE / September 20, 2018 / Novume Solutions, Inc. (NASDAQ: NVMM) a holding company that integrates technology and human capital to solve complex client challenges in today’s world, announced today that effective September 17, 2018, it entered into a binding letter of intent with OpenALPR Technology, Inc. (OpenALPR). The letter of intent sets forth the parties’ intent for Novume to acquire the assets of OpenALPR. OpenALPR is a privately-held Boston, Massachusetts-based company that is internationally recognized as a leading provider of automated license plate reader (LPR) technology used by both law enforcement and commercial clients.

Brekford Traffic Safety, Inc. (Brekford), a wholly-owned subsidiary of Novume, has been working with OpenALPR since February 2018 to incorporate OpenALPR’s technology into Brekford’s products and services. Brekford is a leading public safety service provider.

OpenALPR’s software is currently running on over 2,000 cameras, capturing millions of license plates per day, that are operated by more than 400 clients in over 20 countries. Recent OpenALPR assignments include incorporating its software with approximately 1,000 fixed cameras as part of a city-wide surveillance project in one of Mexico's largest urban areas. OpenALPR’s software is also being piloted for use by one of the world’s largest fast food companies to enhance their customers’ drive-thru experience. A Fortune 20 company is also evaluating the software to streamline logistics by matching tractor and trailer license plates as shipments move between the client’s distribution centers.

This transaction is subject to closing conditions, including satisfactory completion of due diligence, entry into definitive agreements, approval of the transaction by Novume’s board of directors and consummation of a financing transaction.

“OpenALPR is a game changer within the LPR industry, providing unparalleled accuracy of reads not only for license plates, but also instantaneous identification of vehicle make, model and color. More importantly, it can be deployed to work with existing camera technology infrastructures in both law enforcement and commercial channels,” said Robert Berman, Novume’s CEO.

Matt Hill, OpenALPR’s CEO, said “We’re enthusiastic to join forces with Novume in expanding their law enforcement and government support capabilities. OpenALPR delivers best-in-class solutions for LPR, by leveraging dramatic advancements in artificial intelligence-based software development. We are also excited about LPR growth potential in commercial channels such as private security, logistics, and retail, where we have recently made some significant inroads.”

Rod Hillman, Brekford’s President, said “OpenALPR has proven to be the perfect fit for our Argos Guardian Move Over Camera™ and has important applications for our installed base of automated speed and red-light camera systems in the US and Canada.”

The acquisition is also expected to provide applications for other Novume subsidiaries. “Equally exciting is the potential for the existing business development units within our subsidiaries to offer OpenALPR’s technology and solutions to a wide variety of government, private industry and education clients and to take advantage of OpenALPR’s proven capabilities in the area of artificial intelligence. We are thrilled to integrate the OpenALPR team within the Novume family of companies,” said Berman.

Additional information regarding the transaction is available in our Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on September 20, 2018, which is available on the SEC Filings page of the Novume website.

About OpenALPR Technology, Inc.

OpenALPR builds software that enables automatic license plate and vehicle recognition through virtually any IP camera. Its industry-leading artificial intelligence-based solutions can be hosted locally or in the cloud. Combined with its robust and growing license plate database covering 60 countries, OpenALPR’s software can identify in real time vehicle license plate data, color, make, model and body type.

About Novume Solutions, Inc.

Novume™ provides products and services to government and private sector clients, with an emphasis on public safety, risk management and workforce solutions. We are a holding company that integrates technology and human capital to solve complex client challenges in today’s world. We provide Solutions for a New Generation™.

Forward-Looking Statements

This press release includes statements concerning Novume Solutions, Inc. and its future expectations, plans and prospects that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” by the negative of these terms or by other similar expressions. You are cautioned that such statements are subject to many risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual circumstances, events or results may differ materially from those projected in the forward-looking statements, particularly as a result of various risks and other factors identified in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

Contact
Riaz Latifullah
EVP Corporate Development
info@novume.com

SOURCE: Novume Solutions, Inc.

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